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                                                                   Exhibit 10.19

April 15, 2004

RE: PRIVATE PLACEMENT MEMORANDUM DATED 02 APRIL 2004

Dear Investor:

     Nord Resources Corporation has changed the Unit pricing with regard to its recent private placement offering. The revised price per Unit is now $.35. To reflect the revised price per Unit, the Offering has been increased from 1,000,000 Units to 1,142,857 Units.

     In addition, the closing date of the Offering has been extended to April 30, 2004.

     Thank you for your support of Nord Resources.

Yours very truly,


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Ronald A. Hirsch, Chairman & CEO
Nord Resources Corporation